Exhibit 99.1

Tix Corporation Announces Interim Close of Private Placement

Studio City, California - July 31, 2007 - TIX CORPORATION (OTCBB: TIXC) (the "Company") is pleased to announce the interim closing of a private placement of its securities to private accredited investors, raising $12,564,000 in gross proceeds.

Tix Corporation will issue 2,645,053 restricted shares of common stock equating to $4.75 per share, and 1,322,526 two-year warrants to purchase one share of common stock, at an exercise price of $5.50 per share. It is anticipated that one additional closing will take place pursuant to the offering.

Mitch Francis, Chairman and CEO of Tix Corporation said, “This capital infusion will greatly assist Tix in moving forward with our expansion plans, including the acquisition of Exhibit Merchandise, (previously announced); growth and operation of our existing ticketing businesses; and most importantly, assure our shareholders that we have the capital and human resources to be an innovative leader in all areas of our expanding operations.”

The securities offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

About Tix Corporation

Tix Corporation's wholly owned subsidiary, Tix4Tonight, sells tickets for Las Vegas shows, concerts, attractions and sporting events at half-price, on the same day of the performance. The Company also offers two additional discount products at its Las Vegas facilities, Tix4Golf and Tix4Dinners. Tix4Golf offers discount golf tee times for over 35 courses in Las Vegas for both same-day and advanced bookings and Tix4Dinners offers up to 50% off entrees at local Las Vegas restaurants and buffets. The Company's recent acquisition, Tix4AnyEvent.com, sells premium tickets to concerts, theater and sporting events throughout the country.

Tix4Tonight has four prime ticket booth facilities, strategically placed at highly foot-trafficked locations in Las Vegas, Nevada. They include: the Hawaiian Marketplace at the South end of the Strip; the Fashion Show Mall in front of Neiman Marcus, directly across the street from the new Wynn Resort at the middle of the Strip; at the North Strip, just South of the Riviera Hotel; and a downtown Las Vegas facility in the Four Queens Hotel, fronting onto the Fremont Street Experience.

For more information and answers to typical questions about how the Tix4Tonight service works, call 877-849-4868 or visit www.tix4tonight.com.

Exhibit 99.1

Certain statements included in this press release constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements, including, but not limited to, additional closing that may be held from time to time, expansion plans, as well as others discussed in the company’s filings with the Securities and Exchange Commission, involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Tix Corporation. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities. At the time of their issuance, the shares of common stock and the underlying shares of common stock issuable upon exercise of the warrants are restricted securities, within the meaning of federal securities laws, that have not been registered under the Securities Act, or any applicable state securities laws and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.

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